Exhibit 5.1

King & Spalding	King & Spalding LLP 1180 Peachtree Street N.E. Atlanta, GA 30309-3521

March 29, 2013
Cousins Properties Incorporated
191 Peachtree Street
Suite 500
Atlanta, Georgia 30303
Re: Cousins Properties Incorporated — Registration Statement on Form S-3
Ladies and Gentlemen:
We have acted as counsel for Cousins Properties Incorporated, a Georgia corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-3 (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended. The Registration Statement relates to the offering from time to time, as set forth in the prospectus contained in the Registration Statement (the “Prospectus”) and as to be set forth in one or more supplements to the Prospectus, of an indeterminate amount of (i) the Company’s common stock, par value $1.00 per share (“Common Stock”), (ii) warrants to purchase shares of Common Stock (“Warrants”), (iii) debt securities (“Debt Securities”), (iv) the Company’s preferred stock, par value $1.00 per share (“Preferred Stock”) and (v) depositary shares, each representing a fractional interest in a share of Preferred Stock (“Depositary Shares”). The Warrants are to be issued from time to time pursuant to warrant agreements to be entered into between the Company and warrant agents. The Depositary Shares are to be issued from time to time pursuant to a deposit agreement (the “Deposit Agreement”) to be entered into between the Company and a bank or trust company selected by the Company. The Debt Securities are to be issued from time to time pursuant to an indenture (the “Indenture”) to be entered into between the Company and a trustee (the “Trustee”).
In such capacity, we have examined the form of Indenture filed as an exhibit to the Registration Statement. We have also examined, and have relied as to matters of fact upon, original, certified, conformed or photographic copies of such corporate records of the Company, such other agreements and instruments, such certificates of public officials, officers of the Company and other persons, and such other documents, records, agreements and certificates as we have deemed necessary as a basis for the opinions hereinafter expressed. In such examination we have assumed the genuineness of all signatures on all documents submitted to us as originals and the conformity to original documents of all copies submitted to us as certified, conformed or photographic copies, and, as to certificates of public officials, we have assumed the same to be accurate and to have been given properly.
We have assumed that the execution and delivery of, and the performance of all obligations under, the Indenture will be duly authorized by all requisite action by each party thereto, and that such agreement will be executed and delivered by the parties thereto, and will be a valid and binding agreement of the parties thereto (other than the Company) enforceable against the parties thereto (other than the Company) in accordance with its terms.
The opinions expressed herein are limited in all respects to the federal laws of the United States of America and the laws of the State of Georgia, and no opinion is expressed with respect to the laws of any other jurisdiction or any effect which such laws may have on the opinions expressed herein. The opinions expressed herein are limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.
Based upon the foregoing, and subject to the other limitations and qualifications set forth herein, we are of the opinion that:
(i) Upon the due authorization of the issuance thereof, any shares of Common Stock, when (a) the underwriting or similar agreement has been duly authorized, executed and delivered by the parties thereto and (b) the shares of Common Stock have been delivered to and paid for by the purchasers thereof will be validly issued, fully paid and nonassessable shares of Common Stock;
(ii) Upon due authorization thereof, the Debt Securities, when (a) the definitive terms and provisions of the Debt Securities have been duly authorized and established and (b) executed and delivered by the Company and authenticated by the Trustee under the Indenture and delivered to and paid for by the purchasers thereof, will be validly issued and will constitute valid and binding obligations of the Company enforceable against the Company in accordance with their terms, subject, as to the enforcement of remedies, to bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the rights and remedies of creditors generally and to the effect of general principles of equity;
(iii) The Warrants, when (a) the warrant agreement has been duly authorized, executed and delivered by the parties thereto, (b) the board of directors of the Company or a duly authorized committee thereof has taken all necessary corporate action to approve and establish the terms of the Warrants and to authorize and approve the issuance thereof and (c) the Warrants have been delivered and paid for by the purchasers thereof, will be validly issued and will constitute valid and binding obligations of the Company enforceable against the Company in accordance with their terms subject, as to the enforcement of remedies, to bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the rights and remedies of creditors generally and to the effect of general principles of equity;
(iv) Upon the due authorization of the issuance thereof, any shares of Preferred Stock, when (a) the underwriting or similar agreement has been duly authorized, executed and delivered by the parties thereto and (b) the shares of Preferred Stock have been delivered to and paid for by the purchasers thereof will be validly issued, fully paid and nonassessable shares of Preferred Stock; and
(v) Upon the due authorization of the issuance thereof, any Depositary Shares, when (a) the underwriting or similar agreement has been duly authorized, executed and delivered by the parties thereto and (b) the Depositary Shares have been issued and delivered in accordance with the terms of the Deposit Agreement, will have been validly issued and will represent a fractional interest in a validly issued, fully paid and nonassessable share of Preferred Stock.
This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in law that occur which could affect the opinions contained herein. This opinion is being rendered for the benefit of the Company in connection with the matters addressed herein.
We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to us under the caption “Legal Matters” in the Prospectus that is included in the Registration Statement.

Very truly yours,

/s/ King & Spalding LLP

King & Spalding LLP